EXHIBIT 10.1
SEPARATION AGREEMENT
This Separation Agreement (“Agreement”) is made as of June 18, 2024 (the “Agreement Date”) between Noodles & Company, a Delaware corporation (the “Company”) and Melissa Heidman (“Executive”) (each a “party” and together the “parties”):

WHEREAS, Executive is employed by the Company pursuant to an Employment Agreement dated October 27, 2020 (the “Employment Agreement”);

WHEREAS, the parties have agreed that Executive’s employment with the Company will end on July 2, 2024 (“Target Date”) unless terminated earlier as provided herein; and

WHEREAS, the parties wish to ensure an amicable separation and to provide for the mutual release of claims described herein.

NOW, THEREFORE, the parties agree as follows:

1Terms. Capitalized terms used in this Agreement but not defined in this Agreement shall have the meanings set forth in the Employment Agreement.

2Separation. Executive’s employment with the Company shall terminate on the earliest of the following dates (the “Separation Date”): (i) the Target Date, (ii) the date Executive’s employment is terminated by Executive for Good Reason, or (iii) the date Executive’s employment is terminated by the Company for Cause. Upon the termination of Executive’s employment, Executive shall receive the Accrued Benefits.

3Separation Benefits. Provided that (a) Executive is not terminated for Cause, (b) Executive signs and returns the Release attached hereto as Exhibit A (the “Release”) within forty-five (45) days after the Separation Date, and (c) the Release has become effective and irrevocable (together, the “Conditions”), the Company will provide the following separation benefits to Executive:

(a)    eighteen (18) months of continued base salary (in the gross sum of $515,366.24), which will be paid in equal installments according to the Company’s regular payroll schedule over the eighteen months following the Separation Date, provided that the first such payment will be made on the first Company payday that is at least three (3) days after the Release Effective Date (as defined in the Release) and will include all sums that would have been paid sooner if payments had begun on the first Company payday after the Separation Date; provided, however, that if a Change in Control (as defined in the Employment Agreement) occurs within sixty (60) days after the Separation Date, then payment of all sums owed but unpaid pursuant to this Section 3(a) shall be accelerated and paid in one lump sum within thirty (30) days after the occurrence of such Change in Control;

(b)    a pro rata portion of the Annual Bonus for 2024, based on the number of full months employed in such year (i.e., 6 months if employment ends on the Target Date) and actual performance for such year, which shall be paid when other senior executives receive their annual bonuses for such year (and in no event later than March 15, 2025);

(c)    a cash payment of $37,841.94, representing eighteen (18) months of COBRA premiums, which will be paid in a lump sum within three (3) business days after the Release Effective Date; and

(d)    vesting of 34,899 restricted stock units (“RSUs”), which were granted to Executive prior to 2024 (and, for the avoidance of doubt, (i) all other unvested RSUs, including those granted in 2024, are forfeited, and all performance stock units are forfeited).

4No Duplication. The parties agree that the separation benefits described in this Agreement are in lieu of and in full satisfaction of (and not in addition to) the separation benefits described in Section 5 of the Employment Agreement.

5Taxes. All payments pursuant to Section 3 shall be subject to withholding for taxes required by applicable law.

6Executive’s Obligations. Nothing herein affects Executive’s obligations under the Employment Agreement that survive the termination of Executive’s employment.

7Company Execution of Release. After the Release has been executed by Executive and has become irrevocable by Executive, the Company shall have three (3) business days in which to execute the Release. If the Company does not execute the Release within such time, this Agreement and the Release shall be null and void and of no force or effect.

8No Admission. This Agreement and the Release are not an admission by either party of any violation of law or other wrongdoing of any kind.

9Confidentiality. The terms of this Agreement are strictly confidential and shall not be disclosed by Executive to anyone except (a) Executive’s spouse, attorneys and tax and financial advisors (each an “Authorized Person”) provided that they agree to treat such information as strictly confidential, or (b) in response to inquiry from a taxing authority or otherwise as required by law. Any disclosure by an Authorized Person shall be deemed a disclosure by Employee.

10Governing Law. This Agreement and any disputes or controversies arising hereunder shall be construed and enforced in accordance with and governed by the internal laws of the State of Colorado, without reference to principles of law that would apply the substantive law of another jurisdiction.

IN WITNESS WHEREOF, Executive and the Company have executed this Agreement as of the dates shown below, to be effective as of the Agreement Date.

THE COMPANY:		EXECUTIVE:
Noodles & Company		Melissa Heidman

By:	/s/ Drew Madsen	/s/ Melissa Heidman
	Drew Madsen	Melissa Heidman
Chief Executive Officer

Date:	June 19, 2024	Date:	June 18, 2024

Exhibit A:

RELEASE

1. In consideration of the promises made herein and in the Separation Agreement between Melissa Heidman (“Executive”) and Noodles & Company (“Company”) dated June 18, 2024 (the “Separation Agreement”), Executive, individually and on behalf of her heirs and assigns, hereby releases, waives and discharges Company, and all subsidiary, parent or affiliated companies and corporations, and their present, former or future respective subsidiary, parent or affiliated companies or corporations, and their respective present or former directors, officers, shareholders, trustees, managers, supervisors, employees, partners, attorneys, agents, representatives and insurers, and the respective successors, heirs and assigns of any of the above described persons or entities (hereinafter referred to collectively as “Released Parties”), from any and all claims, causes of action, losses, damages, costs, and liabilities of every kind and character, whether known or unknown (“Claims”), that Executive may have or claim to have, in any way relating to or arising out of, in whole or in part, (a) any event or act of omission or commission occurring on or before the Separation Date (as defined in the Separation Agreement), including Claims arising by reason of the continued effects of any such events or acts, which occurred on or before the Separation Date, or (b) Executive’s employment with Company or the termination of such employment with Company, including but not limited to Claims arising under federal, state, or local laws prohibiting disability, handicap, age, sex, race, national origin, religion, retaliation, or any other form of discrimination, such as the Americans with Disabilities Act, 42 U.S.C.§§ 12101 et seq.; the Age Discrimination in Employment Act, as amended, 29 U.S.C. §§ 621 et seq.; and Title VII of the 1964 Civil Rights Act, as amended, 42 U.S.C. §§ 2000e et seq.; Claims for intentional infliction of emotional distress, tortious interference with contract or prospective advantage, and other tort claims; and Claims for breach of express or implied contract; with the exception of Employee’s vested rights, if any, under Company retirement plans. Executive hereby warrants that she has not assigned or transferred to any person any portion of any claim that is released, waived and discharged above. Executive understands and agrees that by signing this Release she is giving up her right to bring any legal claim against any Released Party concerning, directly or indirectly, Executive’s employment relationship with the Company, including her separation from employment, and/or any and all contracts between Executive and Company, express or implied. Executive agrees that this legal release is intended to be interpreted in the broadest possible manner in favor of the Released Parties, to include all actual or potential legal claims that Executive may have against any Released Party, except as specifically provided otherwise in this Release. This Release does not cover Claims relating to the validity or enforcement of this Release. Further, Executive has not released any claim for indemnity or legal defense available to her due to her service as a board member, officer or director of the Company, as provided by the certificate of incorporation or bylaws of the Company, or by any applicable insurance policy, or under any applicable corporate law.

2. Executive agrees and acknowledges that she: (i) understands the language used in this Release and the Release’s legal effect; (ii) understands that by signing this Release she is giving up the right to sue the Company for age discrimination; (iii) will receive compensation under the Separation Agreement to which she would not have been entitled without signing this Release; (iv) has been advised by Company to consult with an attorney before signing this Release; and (v) was given no less than forty-five days to consider whether to sign this Release. For a period of seven days after the date Executive signs this Release (the “Signature Date”), Executive may, in her sole discretion, revoke this Release, by delivering a written notice of revocation to the Board. If Executive revokes this Release within seven calendar days after the Signature Date, this Release shall be void, all actions taken pursuant to this Release shall be reversed, and neither this Release nor the fact of or circumstances surrounding its execution shall be admissible for any purpose whatsoever in any proceeding between the parties, except in connection with a claim or defense involving the validity or effective revocation of this Release. If Executive does not revoke this Release within seven calendar days after the Signature Date, this Release shall be irrevocable by Executive as of the eighth (8th) day after the Signature Date.

3. The Company agrees, to the fullest extent permissible by law, not to make, directly or indirectly, any public or private statements, gestures, signs, signals or other verbal or nonverbal, direct or indirect communications that the Company, using reasonable judgment, should have known would be harmful to or reflect negatively on the Executive or are otherwise disparaging of the Executive. Nothing in this Section 3 shall prohibit either party from truthfully responding to an accusation from the other party or require either party to violate any subpoena or law.

4. The Company hereby releases Executive from any Claim that Company may have or claim to have (whether known or unknown) in any way relating to or arising out of, in whole or in part, (a) any event or act of omission or commission occurring on or before the Separation Date, including Claims arising by reason of the continued effects of any such events or acts, which occurred on or before the Separation Date, or (b) Executive’s employment with Company or the termination of such employment with Company.

5. This Release shall be effective on the date the Company executes this Release (the “Release Effective Date”).

IN WITNESS WHEREOF, the Company and Executive have executed this Release on the dates set forth below.

THE COMPANY:		EXECUTIVE:
Noodles & Company		Melissa Heidman

By:	/s/ Drew Madsen	/s/ Melissa Heidman
	Drew Madsen	Melissa Heidman
Chief Executive Officer

Date:		Date: